EXHIBIT 99

EMC INSURANCE GROUP INC.  DECLARES
125th CONSECUTIVE QUARTERLY CASH
DIVIDEND AND ANNOUNCES A PRESENTATION
BY MANAGEMENT AT THE 17TH ANNUAL
NYSSA INSURANCE CONFERENCE

DES MOINES, Iowa (March 4, 2013) – EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today declared a quarterly dividend of $0.21 per share of common stock payable March 21, 2013 to shareholders of record as of March 14, 2013. This is the one hundred and twenty-fifth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly held company in February 1982.

Additionally, on Tuesday, March 19, 2013, Mr. Bruce G. Kelley, President and Chief Executive Officer, and Mr. Mark E. Reese, Senior Vice President and Chief Financial Officer, will present at the 17th Annual New York Society of Security Analysts (NYSSA) Insurance Conference in New York. The presentation will occur at 1:50 pm eastern daylight time at the offices of NYSSA, 1540 Broadway, New York, NY. Interested persons may access the presentation slides on the Company’s IR website at http://www.emcins.com/ir/Presentations.aspx on the day of the presentation. A live webcast of the event will not be available to the general public.

On February 20, 2013, the Company provided operating earnings guidance for 2013 of $2.40 to $2.65 per share.  It is management’s intention to reaffirm its 2013 operating income guidance.

About EMCI EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.